EXHIBIT 99


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                                                           CPG  NUTRIENTS (LOGO)

VIA EMAIL AND FEDERAL EXPRESS

August 22, 2003


Dear Valued Customer:

As a follow-up to our telephone call today, this letter is to inform you that CPG Nutrients, a division of Agway, Inc., has voluntarily withdrawn Optigen(R) 1200 Controlled Release Nitrogen ("Optigen") from the market. For the reasons explained below, CPG Nutrients has discontinued shipping Optigen to its customers and we request that you place a hold on all Optigen in your possession. A program for returning Optigen product you have in inventory will be communicated to you next week.

As background, CPG Nutrients introduced Optigen as a feed ingredient for dairy rations in October 1999. Prior to and since that time, Optigen has been subject to many safety and functionality studies and tests by the Company as well as several independent scientists. At the request of CPG Nutrients, the Company's data as well as relevant published safety data was reviewed by Keller and Heckman LLP, a prestigious Washington law firm with an in-house scientific staff and a strong FDA regulatory practice. Keller and Heckman concluded that Optigen is safe for feeding to dairy cows, is "generally recognized as safe" (GRAS) within the meaning of the Federal Food, Drug and Cosmetic Act, and may be marketed in accordance with that Act without FDA approval as a food additive.

At the time we introduced Optigen, CPG Nutrients and its legal and scientific advisors also began a dialogue with staff at the Food and Drug Administration's Center for Veterinary Medicine (CVM). We requested from them a "Letter of No
Objection" as to the marketing of Optigen. CVM, however, concluded that submission and approval of a food additive petition is necessary before Optigen can be marketed.

While we respectfully differ in opinion with the CVM over Optigen's regulatory status, based on the lengthy time interval that has passed in attempting to confirm that status with CVM and the current financial encumbrances being experienced by Agway, we have decided to voluntarily withdraw Optigen from the market.

We continue to stand behind the safety of our product and will continue to seek the cooperation of CVM in confirming a suitable regulatory status so that we, or a future owner of CPG Nutrients, may re-introduce Optigen at the earliest possible time.

We appreciate the loyalty and efforts of each of our customers during the period this product was available to you and your customers. We apologize for any inconvenience this action causes you or your customers. Should you have any questions, please feel free to contact me.

Sincerely,

/s/ Doug Merrill

Doug Merrill
President
CPG Nutrients



CPG Nutrients                  P.O. Box 4933                  Syracuse, NY 13221